Exhibit 10.2

EMTEC, INC. 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), is dated as of July 22, 2011 (the “Grant Date”) by and between Emtec, Inc. (the “Company”), and Dinesh Desai (the “Participant”).  This Agreement is made and entered into pursuant to the Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan (the “Plan”).

R E C I T A L S :

WHEREAS, the Company has adopted the Plan for the benefit of selected Employees and Nonemployee Directors; and

WHEREAS, the Company desires to grant to the Participant on the Grant Date a number of restricted shares of common stock, $0.01 par value, of the Company (“Common Stock”) pursuant to the Plan and on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Participant, intending to be legally bound, hereby agree as follows:

Section 1.                      Restricted Stock Award.

(a)           The Award.  Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Participant, on the Grant Date, 500,000 shares of restricted Common Stock (the “Restricted Stock” or the “Award”).  The Award is subject to the transfer and forfeiture restrictions described herein and in the Plan and shall vest and become nonforfeitable in accordance with Section 2 hereof.

(b)           Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.

Section 2.                      Terms and Conditions.

(a)           General Vesting.  Contingent upon the Participant’s continued employment with the Company or its Subsidiaries from the Grant Date through and including the applicable vesting date, 166,667 shares of Restricted Stock shall vest on each of the first and second anniversaries of the Grant Date and 166,666 shares of Restricted Stock shall vest on the third anniversary of the Grant Date; provided, however, that if prior to a scheduled vesting date, a Triggering Event (as defined below) has not occurred, then any shares of Restricted Stock that would have otherwise vested on such scheduled vesting date shall not vest and shall become vested only upon the occurrence of a Triggering Event.   Notwithstanding the foregoing, in the event that a Triggering Event has not occurred as of August 31, 2015, the unvested shares of Restricted Stock shall be immediately forfeited.  At the time of such vesting, the Company shall promptly issue and deliver to the Participant a new stock certificate registered in the name of the Participant for such shares of Restricted Stock that have become vested without the legend set forth in Section 3 hereof.

(b)           Accelerated Vesting.  All outstanding unvested shares of Restricted Stock shall vest in full upon the occurrence of a Liquidity Event (as defined below), contingent upon the Participant’s continued employment with the Company or its Subsidiaries from the Grant Date through and including the date of such Liquidity Event.

(c)           Termination.

(i)           Upon the Participant’s termination of employment from the Company and its Subsidiaries for any reason, all unvested shares of Restricted Stock shall be immediately forfeited with no compensation due to the Participant.

(ii)           For all purposes of this Agreement, the Participant’s employment shall terminate at the time when the employment relationship between the Participant and the Company and its Subsidiaries is terminated for any reason, which time shall be conclusively determined from the records of the Company or Subsidiary, as applicable; provided that a transfer of the employment of the Participant between the Company and its Subsidiaries shall not be deemed a termination of employment.  The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to termination of employment.

Section 3.                      Certificates.  The certificates evidencing the shares of Restricted Stock, and a stock power executed by the Participant in blank with respect hereto in the form annexed hereto as Annex 1, shall be deposited with an escrow agent designated by the Committee, which may be the Company (the “Escrow Agent”) until such time as either (i) any such shares are forfeited in accordance with Section 2 hereof, or (ii) the restrictions on any such shares lapse in accordance with Section 2 hereof.  The period during which any shares of Restricted Stock are held by the Escrow Agent in accordance with the preceding sentence is referred to herein as the “Restriction Period” with respect to such shares.  The Committee shall cause the Escrow Agent to issue to the Participant a receipt evidencing the stock certificates held by the Escrow Agent registered in the name of the Participant.  Each such certificate shall bear the following legend until the lapse of the Restriction Period with respect to the shares represented by such certificate:

Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of the Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan and the Restricted Stock Award Agreement, effective July 22, 2011 between Emtec, Inc. and the Participant.  Copies of the Agreement and Plan are on file at the offices of Emtec, Inc.

Section 4.                      Ownership Rights.  Subject to the restrictions set forth in this Agreement, during the Restriction Period, the Participant shall possess all incidents of ownership of the Restricted Stock granted hereunder, including the right to receive dividends or distributions in cash or in kind with respect to such Restricted Stock and the right to vote such Restricted Stock.  Any dividend or distribution payable pursuant to the preceding sentence shall be paid on the same date that such dividend or distribution is paid to the other holders of Common Stock; provided, however, that any dividends or distributions paid on unvested shares of Restricted Stock shall be subject to the same vesting, forfeiture and other restrictions as the shares of Restricted Stock to which they relate, with any such cash dividends to be held by the Company in its general assets and released to the Participant upon the vesting of the shares of Restricted Stock to which they relate (the Participant’s rights with respect to any such cash dividends shall be no greater than the rights of a general unsecured creditor of the Company).

Section 5.                      Transferability.  No shares of Restricted Stock may at any time prior to becoming vested pursuant to Section 2 hereof be pledged, encumbered or hypothecated to, or in favor of, or subject to any lien, obligation or liability of the Participant to any party other than the Company or a Subsidiary, nor may such shares be assigned or transferred otherwise than by will or the laws of descent and distribution.

Section 6.                      Withholding; 83(b) Election.  The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax withholding requirements or like requirements, including the payment to the Company upon the vesting of shares of Restricted Stock (or such earlier date as may be applicable under Section 83 of the Code) of all such taxes and requirements and the Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel (including, without limitation, withholding amounts from any compensation or other amount owing from the Company to the Participant) to satisfy all obligations for the payment of such taxes.  Provided that the Committee in good faith determines that the Company has a sufficient cash reserve, the Participant may direct the Company to withhold a number of vested shares of Common Stock from those that he would otherwise receive upon the vesting of the Restricted Stock having a Fair Market Value (as of the relevant date) equal to all or a portion of the tax withholding liabilities due in connection with such vesting, with any such withholding to occur at the minimum required withholding rate.  Notwithstanding the foregoing, the Participant may make an election pursuant to Section 83(b) of the Code in respect of the Restricted Stock and, if he does so, he shall timely notify the Company of such election and send the Company a copy thereof.  The Participant shall be solely responsible for properly and timely completing and filing any such election.

Section 7.                      Notices. Any notice hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or certified or registered mail, postage prepaid, as follows:

If to the Company:

Emtec, Inc.
11 Diamond Road
Springfield, NJ 07081

Facsimile number:  973-376-8846
Attention:  Sam Bhatt

If to the Participant, to the address in the Company’s records.

Section 8.                      Definitions.  The following terms as used herein shall have the meanings set forth below:

(a)           “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.

(b)           “Change in Control” means (i) the acquisition in one or more transactions by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) but excluding, for this purpose, (a) the Company or its Subsidiaries, (b) any employee benefit plan of the Company or its Subsidiaries, (c) any Person who, as of September 1, 2010, owns, directly or indirectly, 25% or more of the voting power or value of any class of capital stock of the Company (a “Substantial Stockholder”) and (d) any Affiliate of a Substantial Stockholder, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”); (ii) the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation; or (iii) the acquisition by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act), other than a Substantial Stockholder or an Affiliate of a Substantial Stockholder, in a single transaction or in a series of related transactions occurring during any period of 12 consecutive months, of assets from the Company that have a total gross fair market value (as determined by the Committee in its sole discretion) equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(c)           “Dividend Event” means the date on which the Company pays a cash dividend on the Common Stock that will result in the aggregate amount of cash dividends paid by the Company on one share of Common Stock during the period beginning on the Grant Date and ending on the date of such dividend equaling or exceeding $2.50.

(d)           “Liquidity Event” means any of the following events:  a Change in Control, a Dividend Event or a Public Offering.

(e)           “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(f)           “Public Offering” means a firm commitment underwritten public offering of the Company’s equity securities resulting in (i) public float of not less than $75,000,000 or (ii) the listing of the Company’s equity securities on a national securities exchange.

(g)           “Services Gross Profit Percentage” means, with respect to any fiscal year of the Company, the Company’s gross profit for such fiscal year from its services business, divided by the Company’s total revenues for such fiscal year from its services business, in each case, determined in good faith by the Committee.

(h)           “Triggering Event” means, the first to occur of (i) the completion of a round of outside institutional investment (excluding senior debt or a senior line of credit)  of not less than $10 million on or before July 1, 2012, a portion of which is used to pay down the Company’s senior debt and (ii) the last day of the first fiscal year, beginning with the fiscal year ending August 31, 2011, in which both (a) the Company’s Services Gross Profit Percentage equals or exceeds 50% and (b) the Company’s gross profit from its services business exceeds the Company’s gross profit from its products business (determined in good faith by the Committee).

Section 9.                      Entire Agreement.  This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings, written or oral, among the parties related to such matters (including, without limitation, any term sheets).

Section 10.                      Binding Effect.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Participant and his assigns, heirs, executors, administrators and legal representatives.

Section 11.                      Waiver; Amendment or Modification.  The Committee may in its discretion waive any conditions or rights under this Agreement.  The Committee may, in its discretion, amend, modify, suspend, discontinue or terminate this Agreement without the consent of the Participant (provided that no such action that is materially adverse to the Participant may be taken without his consent).

Section 12.                      Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 13.                      The Plan.  The Participant acknowledges having received a copy of the Plan.  The Award herein granted is subject to all of the terms and provisions of the Plan, all of which are hereby incorporated herein by reference.  In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

Section 14.                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties, effective as of the day and year first written above.

EMTEC, INC.

By: /s/ Gregory P. Chandler
Title: Chief Financial Officer

PARTICIPANT
/s/ Dinesh Desai

ANNEX 1

STOCK POWER

For value received, I hereby sell, assign and transfer unto _______________________________ shares of the Common Stock of Emtec, Inc. standing in my name on the books of such Company represented by Certificate(s) Number(s) _________________ herewith, and do hereby irrevocably constitute and appoint ____________________ attorney to transfer such stock on the books of such Company with full powers of substitution in the premises.

Date:______________________________________

Printed Name:_______________________________

Signature:___________________________________

Witness Signature:____________________________